Exhibit 5.1

November 14, 2025

GreenPower Motor Company Inc. #240 - 209 Carrall Street Vancouver, BC V6B 2J2

Re:	GreenPower Motor Company Inc.

Dear Sir/Madam:

We have acted as counsel for GreenPower Motor Company Inc., a British Columbia corporation (the “Company”), with respect to certain matters in connection with the offer and sale by the Company of (i) up to 754 shares of Series A Convertible Preferred Shares of the Company (the “Registered Preferred Shares”) and (ii) up to 523,611 common shares of the Company issuable upon conversion of the Registered Preferred Shares (the “Conversion Shares”) pursuant to a Registration Statement on Form F-3 (File No. 333-276209) (the “Registration Statement”), filed with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Act”), the prospectus dated February 2, 2024 filed with the Commission in connection with the Registration Statement (the “Base Prospectus”), the prospectus supplement dated November 14, 2025 filed with the Commission pursuant to Rule 424(b) of the General Rules and Regulations of the Act (together with the Base Prospectus, the “Prospectus”) and a securities purchase agreement dated November 14, 2024 (the “Securities Purchase Agreement”) by and between the Company and Jak Opportunities XXVII LLC.

In connection with this opinion, we have examined the following documents:

(a)	the notice of articles and articles of the Company, as amended;

(b)	the resolutions adopted by the board of directors of the Company pertaining to the Registered Preferred Shares and the Conversion Shares;

(c)	the Registration Statement;

(d)	the Prospectus; and

(e)	the Securities Purchase Agreement.

In addition, we have examined such other documents as we have deemed necessary or appropriate as a basis for the opinions hereinafter expressed.

We have assumed that the signatures on all documents examined by us are genuine, that all documents submitted to us as originals are authentic and that all documents submitted to us as copies or as facsimiles of copies or originals, conform with the originals, which assumptions we have not independently verified.

Bentall 5 550 Burrard St Suite 2501 Vancouver, BC V6C 2B5 (604) 674-9170 (604) 674-9245 Fax cozen.com

GreenPower Motor Company Inc.

November 14, 2025

This opinion is qualified by, and is subject to:

(i)	the effect of the laws of bankruptcy, insolvency, reorganization, arrangement, moratorium, fraudulent conveyance and other similar laws now or hereinafter in effect relating to or affecting the rights and remedies of creditors, including the effect of statutory or other laws regarding fraudulent transfers or preferential transfers;

(ii)	the effect of general principles of equity and similar principles, including, without limitation, concepts of materiality, reasonableness, good faith and fair dealing, public policy and unconscionability, the possible unavailability of specific performance and the discretion of the court before which a proceeding is brought;

(iii)	injunctive relief, or other equitable remedies, regardless of whether considered in a proceeding in equity or at law;

(iv)	the effect of laws relating to usury or permissible rates of interest for loans, forebearances or the use of money; and

(v)	the invalidity under certain circumstances under law or court decisions of provisions providing for the indemnification of or contribution to a party with respect to a liability where such indemnification or contribution is contrary to public policy.

Based upon the foregoing and the examination of such legal authorities as we have deemed relevant, and subject to the qualifications and further assumptions set forth below, we are of the opinion that:

●	the Registered Preferred Shares, when issued and delivered by the Company against payment therefor in accordance with the terms of the Securities Purchase Agreement, will be duly and validly authorized and issued as fully paid and non-assessable preferred shares in the capital of the Company; and

●	the Conversion Shares, when issued and delivered by the Company upon conversion of the Registered Preferred Shares in accordance with the special rights and restrictions of the Registered Preferred Shares, will be duly and validly authorized and issued as fully paid and non-assessable common shares in the capital of the Company.

This opinion letter is opining upon and is limited to the laws of the Province of British Columbia and the federal laws of Canada applicable therein, as such laws presently exist and to the facts as they presently exist.  We express no opinion with respect to the effect or applicability of the laws of any other jurisdiction. We assume no obligation to revise or supplement this opinion letter should the laws of such jurisdiction be changed after the date hereof by legislative action, judicial decision or otherwise.

We consent to the references to our firm in the Prospectus and to the filing of this opinion as an exhibit to a Report of Foreign Private Issuer on Form 6-K to be filed with the Commission for incorporation by reference into the Registration Statement. In giving this consent, we do not admit that we are within the category of persons whose consent is required under Section 7 of the Act or rules and regulations of the Commission.

Sincerely,

/s/ Cozen O’Connor LLP